UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 1, 2026

VERADERMICS, INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	001-43097	84-3304423
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

470 James Street New Haven, CT	06513
(Address of principal executive offices)	(Zip Code)
(Registrant’s telephone number, including area code): (228) 372-3376
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	MANE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On May 1, 2026, Veradermics, Incorporated (the “Company”) closed its underwritten public offering (the “Public Offering”) of 3,843,790 shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), at a public offering price of $100.00 per share, pursuant to the Company’s registration statements on Form S-1 (File Nos. 333-295356 and 333-295420). In addition, the Company has granted the underwriters an option for a period of 30 days to purchase up to an additional 576,568 shares of Common Stock at the public offering price, less underwriting discounts and commissions.
Concurrently with the Public Offering, on May 1, 2026, the Company closed a private placement (“the Private Placement”) pursuant to a Securities Purchase Agreement (the “Purchase Agreement”), dated April 29, 2026, among the Company and certain entities affiliated with Suvretta Capital (each, an “Investor” and collectively, the “Investors”), in which the Company sold to the Investors pre-funded warrants (the “Pre-Funded Warrants”) to purchase an aggregate of 300,000 shares of Common Stock, at an offering price of $99.99999 per Pre-Funded Warrant. The gross proceeds of the Private Placement were approximately $30.0 million, before deducting placement agent fees and other expenses.
The exercise price of each Pre-Funded Warrant equals $0.00001 per underlying share of Common Stock. The exercise price and the number of shares of Common Stock issuable upon exercise of each Pre-Funded Warrant is subject to appropriate adjustment in the event of certain stock dividends, stock splits, stock combinations, or similar events affecting the Common Stock. The Pre-Funded Warrants are exercisable in cash or by means of a cashless exercise and will not expire until the date the Pre-Funded Warrants are fully exercised. The Pre-Funded Warrants may not be exercised if the aggregate number of shares of Common Stock beneficially owned by the holder thereof (together with its affiliates) immediately following such exercise would exceed 9.99% of the Company’s Common Stock; provided, however, that a holder may increase or decrease the beneficial ownership limitation by giving written notice to the Company, but not to any percentage in excess of 19.99% and any such increase will not be effective until the 61st day after such notice is delivered to the Company.
The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, other obligations of the parties and termination provisions. Pursuant to the Purchase Agreement, the Company has agreed to certain restrictions on the issuance and sale of shares of Common Stock or securities convertible into Common Stock for a period beginning on the date of the Purchase Agreement until the ninetieth (90th) day following the date of the Purchase Agreement, subject to certain exceptions included therein.
The Pre-Funded Warrants issued pursuant to the Purchase Agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and have been issued pursuant to the exemption from registration provided for under Section 4(a)(2) of the Securities Act. The Company relied on this exemption from registration based in part on representations made by the Investors. The Pre-Funded Warrants may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
The foregoing description of the Purchase Agreement and the Pre-Funded Warrant is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement and form of Pre-Funded Warrant, which are filed as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.
Item 3.02 Unregistered Sales of Equity Securities.
The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

4.1	Form of Pre-Funded Warrant
10.1	Securities Purchase Agreement, dated April 29, 2026, by and among Veradermics, Incorporated and the investors party thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERADERMICS, INCORPORATED

By:	/s/ Reid Waldman, M.D.
Name: Reid Waldman, M.D.
Chief Executive Officer
Date: May 1, 2026